Exhibit 99.1

FOR IMMEDIATE RELEASE:	October 23, 2008
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS 71% SEQUENTIAL INCREASE IN THIRD QUARTER REVENUE

St. Paul, Minn. (10/23/08)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its third quarter ended September 30, 2008. Revenue increased to $5,509,000, up 71% sequentially from revenue of $3,222,000 in the second quarter of 2008. Net income for the quarter was $252,000, or $0.02 per share, as compared to a net loss of $441,000, or $0.04 per share, in the second quarter.

“As we anticipated, our equipment sales came back strong in the third quarter, with significant shipments to customers added in the last two quarters," Joseph C. Levesque, president and chief executive officer, commented. “Our gross margin of 51.6 percent also showed marked improvement, and was favorably impacted by our sales volume increase as well as a more favorable product mix. We also generated strong cash flow during the quarter, adding almost $600,000 to our cash reserves. Finally, our addition of another significant new customer in the third quarter highlights the success we are enjoying in our strategic initiative to broaden our test handler customer base.”

“However, the impact of the global financial crisis grew more noticeable as the quarter progressed. The industry reacted by slowing capital equipment expenditures and chip manufacturers remain very uncertain as to how the current financial turmoil will affect demand for their products going forward,” Levesque continued. “Consistent with the current market conditions, our bookings were stronger in the first half of the quarter and total bookings for the quarter were less than total revenue. Should these global conditions persist we expect they will have a continuing dampening effect on capital expenditures by our customers. Fortunately, our broadening customer base and excellent product lines continue to position us to outperform in most industry conditions.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2007.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007

Net sales	$5,509	$7,704	$14,366	$18,675
Cost of goods sold	2,669	3,850	7,290	9,177
Gross profit	2,840	3,854	7,076	9,498
Gross profit percent	51.6%	50.0%	49.3%	50.9%

Operating expenses:
Selling, general and administrative	1,760	1,747	4,958	4,536
Research and development	751	803	2,275	2,691
Total operating expenses	2,511	2,550	7,233	7,227

Income (loss) from operations	329	1,304	(157)	2,271
Interest income (expense), net	71	108	274	311
Income before income taxes	400	1,412	117	2,582
Income tax expense	(148)	(24)	(43)	(38)

Net income	$252	$1,388	$74	$2,544

Income per share:
Basic	$0.02	$0.13	$0.01	$0.25
Diluted	$0.02	$0.13	$0.01	$0.24

Weighted average common shares outstanding:
Basic	10,592	10,432	10,577	10,369
Diluted	10,630	10,723	10,705	10,663

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	September 30,	December 31,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$12,546	$12,105
Accounts receivable, net	1,486	3,542
Inventories - operations	8,814	7,590
Inventories - shipped equipment, subject to
revenue deferral	209	105
Deferred income taxes	315	315
Other current assets	390	589
Total current assets	23,760	24,246

Property and equipment, net	153	185
Deferred income taxes	1,959	2,002
Other assets	258	150

Total assets	$26,130	$26,583

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$23	$45
Trade accounts payable	458	782
Other current liabilities	1,094	1,603
Total current liabilities	1,575	2,430

Long-term debt, less current portion	-	11

Shareholders' equity	24,555	24,142

Total liabilities and shareholders' equity	$26,130	$26,583